UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2025

ATAI LIFE SCIENCES N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-40493	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wallstraße 16
10179 Berlin, Germany
(Address of principal executive offices) (Zip Code)

+49 8921539035
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, €0.10 par value per share	ATAI	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

As previously announced, on August 9, 2022, atai Life Sciences N.V. (the “Company”), atai Life Sciences AG (“atai AG”) and certain of the Company’s subsidiary guarantors (together with the Company and atai AG, the “Borrower”) entered into a Loan and Security Agreement (such Loan and Security Agreement, as amended from time to time, the “Hercules Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), as administrative agent and collateral agent, and the other lenders signatory thereto.

On May 2, 2025, the Borrower and Hercules entered into a payoff letter for a voluntary prepayment with respect to the Hercules Loan Agreement (the “Payoff Letter”).  Pursuant to the Payoff Letter, on May 2, 2025 (the “Payoff Date”), the Borrower paid off the outstanding loan amount of approximately $21.8 million in full in repayment of the Company’s outstanding obligations under the Hercules Loan Agreement, and thereby terminated the Hercules Loan Agreement.  Under the terms of the Hercules Loan Agreement the Borrower was required to begin loan amortization payments on September 1, 2025 with a maturity date of August 1, 2026. Due to the early prepayment, the Borrower incurred a prepayment fee equal to 0.50% of the outstanding principal balance for a total of $0.1 million, which was offset by a savings of approximately $2.1 million of interest due under the full amortization payment schedule. In addition, regardless of early prepayment, the Borrower was obligated to pay an end of charge term equal to 6.95% of the outstanding principal balance for a total of $1.4 million. The Hercules Loan Agreement was secured by a lien on substantially all of the Borrower’s assets, with certain limited exceptions set forth in the Hercules Loan Agreement. Hercules released and terminated all liens or security interests granted to secure the obligations under the Hercules Loan Agreement and the Borrower was released from its guaranties and obligations under the Hercules Loan Agreement and related loan documents (other than with respect to customary provisions and agreements that are expressly specified to survive the termination).

The foregoing description of the Hercules Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Hercules Loan Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and amendments thereto, filed as Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 31, 2023, Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 14, 2024, and Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and in each case incorporated by reference herein.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained under Item 1.02 is hereby incorporated by reference in its entirety into this Item 2.04, to the extent required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATAI LIFE SCIENCES N.V.

Date: May 8, 2025	By:	/s/ Srinivas Rao
	Name:	Srinivas Rao
	Title:	Chief Executive Officer